Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS

FOR THE FIRST QUARTER OF 2007

Midlothian, Virginia, April 30, 2007. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended March 31, 2007 of $359,000 or $0.13 per fully diluted share, compared to net income of $283,000 or $0.13 per fully diluted share for the same period in 2006. Net income for the first quarter of 2007 represents an increase of $76,000, or 27%, over the same period in 2006.

Mr. Winfree commented, “We are pleased with our profitability in the first quarter, especially in light of a declining interest rate margin due to an increase in our cost of funds. In addition, our loan growth in the first quarter was higher than we expected, and so our provision for loan losses was higher than budgeted. While both of these factors had a negative impact on earnings, our earnings for the first quarter of 2007 still exceeded earnings for the same period in 2006.”

Craig D. Bell, Chairman of the Board of Directors, added, “As we noted in our 2006 year-end earnings release, in 2007 we are focusing more of our attention on further improving earnings more so than growth. This does not mean that we will abandon our growth strategy. As I have said in the past, we strongly believe a balance between earnings and investing in growth is in the best long-term interest of our shareholders.”

Continued...

Net interest income for the three months ended March 31, 2007 was $2,726,000, an increase of $505,000, or 23%, over net interest income of $2,221,000 for the same period in 2006. This increase in net interest income is attributable to the growth of our loan portfolio, from $189,159,000 at March 31, 2006 to $256,060,000 at March 31, 2007. Additionally, noninterest income of $665,000 for the first quarter of 2007 is $87,000 higher than noninterest income of $578,000 for the first quarter of 2006. This increase in noninterest income is primarily a result of higher gain on loan sales and fees from increased loan production by our mortgage banking subsidiary.

These increases in income were offset by an increase in noninterest expense of $486,000 from the first quarter of 2006 to the first quarter of 2007. The increase in noninterest expense is a direct result of the growth of the Company, primarily the addition of two new branches since March 31, 2006. The largest increases in noninterest expense occurred in salaries and benefits of $334,000, occupancy costs of $39,000, equipment costs of $57,000 and data processing costs of $47,000.

Mr. Winfree noted, “Our goal as a community bank has always been to be the premier community bank serving the Richmond metropolitan area. To do this we will need to continue to grow our branch network to be convenient to the majority of people in the Richmond metropolitan area. We recognize that growth requires some investment of earnings; however, we are always mindful that we must obtain a return on investment that will reward our shareholders.”

Stockholders’ equity totaled $26,009,000 at March 31, 2007, which represented a book value of $10.15 per share. This represents an increase of $0.14 per share over the $10.01 book value per share at December 31, 2006. For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005, bringing total regulatory capital to $31,009,000. At March 31, 2007, the Bank exceeded all regulatory capital requirements.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has nine branch offices, with one additional branch office expected to open in the third quarter of 2007. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Continued...

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2006 and other filings with the Securities and Exchange Commission.

Continued...

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	March 31,	December 31,
	2007	2006
	(Unaudited)

Total assets	$ 314,503	$ 291,218
Investment securities	23,172	12,788
Loans held for sale	3,379	3,149
Loans, net	256,060	238,498
Deposits	276,166	253,310
Borrowings	9,645	9,859
Stockholders' equity	26,009	25,644
Book value per share	$ 10.15	$ 10.01
Total shares outstanding	2,562,088	2,562,088

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.05%	1.06%
Nonaccrual loans	80.35%	91.12%
Nonperforming assets to loans	1.31%	1.16%

Selected Operating Data
	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)

Interest income	$ 5,644	$ 3,942
Interest expense	2,918	1,721
Net interest income before
provision for loan losses	2,726	2,221
Provision for loan losses	208	217
Noninterest income	665	578
Noninterest expense	2,639	2,153
Income tax expense	185	146
Net income	359	283
Income per share
Basic	$ 0.14	$ 0.15
Diluted	$ 0.13	$ 0.13

Performance Ratios
Return on average assets	0.49%	0.52%
Return on average equity	5.61%	6.42%
Net interest margin	4.01%	4.47%
Efficiency	77.80%	76.94%

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